Exhibit 99.1

Press Release

	Contacts:	Terry Sanford, SVP & CFO
Carriage Services, Inc. 713-332-8400
FOR IMMEDIATE RELEASE
Ken Dennard / ksdennard@drg-e.com
Kip Rupp / krupp@drg-e.com
DRG&E / 713-529-6600
CARRIAGE SERVICES ANNOUNCES FOURTH QUARTER 2008 RESULTS
HOUSTON – FEBRUARY 26, 2009 – Carriage Services, Inc. (NYSE: CSV) today announced results for the fourth quarter and year ended December 31, 2008. Highlights from continuing operations for the fourth quarter of 2008 compared to the fourth quarter of 2007 were as follows:
Fourth Quarter Selected Financial Results
(amounts in millions, except per share amounts)

	Q4	Q4
	2007	2008		Change
Total Revenues	$43.0	$43.8		$0.8
Adjusted Consolidated EBITDA	$10.7	$8.9	(a)	$(1.8)
GAAP Diluted Earnings (Loss) per Share	$0.09	$(0.09)		$(0.18)
Adjusted Diluted Earnings per Share	$0.09	$0.04	(a)(b)	$(0.05)

(a)	excludes a one-time $3.3 million charge related to a tentative class action settlement and $0.2 million in related legal fees, equal to $0.10 per diluted share.

(b)	excludes the $0.5 million increase in income taxes due to a higher effective tax rate for the first nine months of 2008, equal to $0.03 per diluted share.
HIGHLIGHTS
     Melvin C. Payne, Chairman and Chief Executive Officer, stated, “Adjusted diluted earnings per share in the fourth quarter of 2008, which excludes a one-time charge for a litigation settlement and an increase in our effective tax rate for 2008, both of which were recorded in the fourth quarter, was $0.04 per diluted share. Adjusted Consolidated EBITDA Margin was 20.2% in the four quarter of 2008 compared to 24.9% in the fourth quarter of 2007 and 22.1% for the year 2008 compared to 24.8% for the year 2007, largely due to weak results in our cemetery segment. We have continued our focus to lower our costs company-wide and improve the leadership and sales staff at several of our larger cemeteries to drive good quality sales and profit margins.

     “This past year and especially the last quarter were challenging to say the least, but we finished with a strong December primarily because of our funeral operations. We have positioned our company for improved performance in 2009 on the strength of our funeral operations and the repositioning of our trust fund portfolio during the fourth quarter and early 2009. We do not expect to repeat the large amount of special charges that impacted our 2008 performance, and notwithstanding the extraordinarily difficult economic environment, we expect modestly improved cemetery performance in 2009. All in all, we believe we are in position to not only survive this unusual period, but to thrive and exploit any opportunities that come our way.”

UNAUDITED INCOME STATEMENT FROM CONTINUING OPERATIONS
Period Ended December 31, 2008
($000’s)

	Actual	Actual	Actual	Actual
	Qtr 4	Qtr 4	YTD	YTD
	2007	2008	2007	2008

CONTINUING OPERATIONS

Same Store Contracts
Atneed Contracts	4,211	4,144	16,367	16,881
Preneed Contracts	1,047	964	4,395	4,019

Total Same Store Funeral Contracts	5,258	5,108	20,762	20,900

Acquisition Contracts
Atneed Contracts	561	664	1,439	2,858
Preneed Contracts	237	247	643	903

Total Acquisition Funeral Contracts	798	911	2,082	3,761

New Store Openings	144	238	522	870

Total Funeral Contracts	6,200	6,257	23,366	25,531

Same Store Revenue
Funeral Operations Revenue	$28,024	$28,349	$111,092	$113,034
Preneed Commission and Other Revenue	444	617	2,198	2,670

Total Funeral Same Store Revenue	28,468	28,966	113,290	115,704

Cemetery Operations Revenue	7,764	8,138	34,299	32,726
Cemetery Financial Revenue	1,543	695	4,526	3,723

Total Cemetery Same Store Revenue	9,307	8,833	38,825	36,449

Total Same Store Revenue	37,775	37,799	152,115	152,153

Acquisition Revenue
Funeral Operations Revenue	3,745	4,516	10,549	18,542
Cemetery Operations Revenue	1,296	1,447	3,875	5,971
Cemetery Financial Revenue	161	72	317	262

Total Acquisition Revenue	5,202	6,035	14,741	24,775

Total Revenue from Continuing Operations	$42,977	$43,834	$166,856	$176,928

Field EBITDA from Continuing Operations
Same Store Funeral Field EBITDA	$11,382	$11,001	$43,183	$42,587
Same Store Funeral Field EBITDA Margin	40.0%	38.0%	38.1%	36.8%
Same Store Cemetery Field EBITDA	3,133	1,786	13,405	8,966
Same Store Cemetery Field EBITDA Margin	33.7%	20.2%	34.5%	24.6%

Total Same Store Field EBITDA	14,515	12,787	56,588	51,553
Total Same Store Field EBITDA Margin	38.4%	33.8%	37.2%	33.9%
Acquisition Funeral Field EBITDA	1,173	1,383	3,617	5,736
Acquisition Funeral Field EBITDA Margin	31.3%	30.6%	34.3%	30.9%
Acquisition Cemetery Field EBITDA	452	461	1,053	1,994
Acquisition Cemetery Field EBITDA Margin	31.0%	30.3%	25.1%	32.0%

Total Acquisition Field EBITDA	1,625	1,844	4,670	7,730
Total Acquisition Field EBITDA Margin	31.2%	30.6%	31.7%	31.2%

Total Field EBITDA from Continuing Operations	16,140	14,631	61,258	59,283
Total Field EBITDA Margin from Continuing Operations	37.6%	33.4%	36.7%	33.5%
Overhead
Total Variable Overhead	1,408	1,449	3,406	3,403
Total Regional Fixed Overhead	731	916	3,122	3,413
Total Corporate Fixed Overhead	3,287	3,413	13,408	13,311

Total Overhead	5,426	5,778	19,936	20,127
	12.6%	13.2%	11.9%	11.4%

Adjusted Consolidated EBITDA from Continuing Operations	$10,714	$8,853	$41,322	$39,156

Adjusted Consolidated EBITDA Margin from Continuing Operations	24.9%	20.2%	24.8%	22.1%

Special Charges
Litigation Settlement	—	3,300	—	3,300
Litigation Related Legal Costs	337	241	861	1,638
Termination Expenses	—	—	—	977
Other Special Charges	165	—	739	246

Sum of Special Charges	502	3,541	1,600	6,161

Consolidatd EBITDA from Continuing Operations	$10,212	$5,312	$39,722	$32,995
	23.8%	12.1%	23.8%	18.6%
Property Depreciation & Amortization	2,336	2,624	9,488	10,368
Restricted Stock Amortization	222	246	723	996
Interest, Net	4,474	4,624	17,193	18,102

Pretax Income	$3,180	$(2,182)	$12,318	$3,529

Income tax	1,352	(531)	4,960	1,725

Net income from Continuing Operations	$1,828	$(1,651)	$7,358	$1,804

	4.3%	(3.8)%	4.4%	1.0%

Diluted EPS-from continuing operations	$0.09	$(0.09)	$0.38	$0.09
Net income (Loss) from Discontinued Operations	$383	$(156)	$921	$(1,546)
Diluted EPS-from discontinued operations	$0.02	$(0.01)	$0.05	$(0.08)

TREND REPORTING
     Management monitors consolidated same store and acquisition field operating and financial results both on a year over year and most recent rolling four quarters (“Trend Reports”) basis to reflect long term and short term trends and seasonality. “Acquisition” is defined as businesses acquired since January 2005 (date of refinancing our Senior Notes). The Trend Reports highlight trends in volumes, revenues, Field EBITDA (controllable profit), Field EBITDA Margin (controllable profit margin) and the components of our overhead. Trend reporting allows us to focus on the key operational and financial drivers relevant to the longer term performance and valuation of our portfolio of deathcare businesses. Please go to the Investor Relations homepage of Carriage’s web site at www.carriageservices.com for a link to our consolidated Annual and Quarterly Trend Reports.
FUNERAL OPERATIONS
     Fourth quarter Same Store Funeral Operations Revenue increased 1.2% as the average revenue per contract increased 4.1% while the number of contracts declined 2.9%. Revenue from the Acquisition portfolio increased $0.8 million primarily because of a full quarter of revenue from two large businesses acquired in the fourth quarter of 2007. The overall cremation rate for the fourth quarter of 2008 was 39.2%, which represents a slight decline from the third quarter. A recent initiative to increase the average revenue per cremation contract largely by converting direct cremations to cremations with services is getting traction and helping not only our cremation average, but customer satisfaction levels with our cremation families. As a result of this initiative, which includes new training and presentation options for client families, the average revenue per cremation contract increased 3.4% from the third quarter to the fourth quarter of 2008 and the proportion of cremations with services increased in each of our three regions.
     Same Store Funeral Field EBITDA declined by $0.4 million, equal to 3.3%, compared to the fourth quarter of 2007, while the related EBITDA Margin declined to 38% from 40%, primarily the result of higher labor costs. Our funeral Acquisitions portfolio contributed an additional $0.2 million of Field EBITDA compared to the prior year quarter.
     For the full year, Same Store Funeral Revenue increased $2.4 million, equal to 2.1%, to $115.7 million. Total Same Store Funeral contract volume increased 0.7% and the atneed contract volume increased 3.1% compared to 2007. Growing market share is the highest weighted performance standard in our Standards Operating Model and serves as an incentive motivator for the local managing partners to grow their contract volumes. This was the first year we have grown Same Store Funeral Contracts since rolling out the Standards Operating Model in 2004 and is an indication that this model combined with strong, operating leadership with 4E Leadership skills is proving effective at growing local market share. Same Store Funeral Field EBITDA decreased $0.6 million, equal to 1.4%, from $43.2 million for the year 2007 to $42.6 million for the year 2008 primarily as a result of higher labor costs. Our Acquisition portfolio provided an additional $8.0 million in revenue and $2.1 million in Field EBITDA in 2008 compared to 2007.
CEMETERY OPERATIONS
     Same Store Cemetery Operations Revenue increased $0.4 million, equal to 4.8%, to $8.1 million in the fourth quarter. However, because Cemetery Same Store Financial Revenue from trust funds declined by $0.8 million, Total Cemetery Same Store Revenue declined almost $0.5 million, equal to 5.1% quarter over quarter. The decline in Same Store Cemetery Financial Revenue was due to financial market conditions and repositioning of the trust fund portfolio in the fourth quarter. In the fourth quarter, the Company recognized losses on a substantial number of investments within its cemetery trust fund portfolio in order to reinvest the proceeds in high quality, income oriented securities that are and will continue to yield much higher earnings and cash flow for the intermediate and long-term.
     Same Store Cemetery Field EBITDA declined by $1.3 million for the fourth quarter, in part because of the $0.8 million decline in financial revenue, as previously discussed. Additionally, because of the weakening economy we are increasing our bad debt reserves against our portfolio of cemetery receivables.
     For the full year Cemetery Same Store Operations Revenue declined by $1.6 million to $32.7 million and Cemetery Same Store Field EBITDA declined by $4.4 million. A large portion of the underperformance occurred at Rolling Hills Memorial Park where a new sales manager has been busy rebuilding a sales organization that can execute our product sales program more effectively. Our Acquisition Cemetery portfolio provided an incremental $2.1 million in revenues and $0.9 million in Field EBITDA in 2008 compared to 2007.
     In order to increase revenues from preneed property sales, Carriage began an initiative in the third quarter of 2008 to increase both the quantity and quality of the cemetery sales counselors at our major parks. Management believes that this hiring initiative was approximately 80% complete at year end and continued hiring emphasis should achieve appropriate staffing by the end of the first quarter of 2009. General economic weakness continued in some of the Company’s key markets and is having a negative impact on revenues, particularly preneed property sales.

LITIGATION
     Carriage has reached a tentative settlement in a class action matter alleging violations of state and federal wage and hour laws. As a result of the settlement, there was a $3.5 million charge, including related legal fees, in the fourth quarter of 2008.
OVERHEAD
     Total Overhead, excluding special charges, increased to $5.8 million in the fourth quarter of 2008 from $5.4 million in the fourth quarter of 2007. For the full year, Total Overhead increased $0.2 million, equal to 1.0%, to $20.1 million, but declined as a percent of total revenue by 50 basis points to 11.4%. The year over year increases in overhead were primarily related to upgrading of regional operating leadership during the last two years. In order to effectively manage our largest cost during the current economic crisis, the Company froze the salaries and wages of all employees during December 2008.
INCOME TAXES
     During the fourth quarter Carriage revised its effective tax rate for the year 2008 from approximately 39.5% to 48.8%. This change in estimate was due to the lower taxable income compared to that estimated earlier in the year. The lower taxable income was due primarily to the litigation charge previously discussed. A portion ($0.5 million) of the income tax expense recorded in the fourth quarter represents the additional amount that would have been recorded during the first three quarters of 2008 had the revised rate been used.

CASH FLOW
     Carriage produced Free Cash Flow (defined as cash flow from continuing operations less maintenance capital expenditures) of $5.6 million during the fourth quarter of 2008 compared to $8.0 million for the corresponding 2007 period. The sources and uses of cash for 2008 consisted of the following (in millions):

Cash flow from continuing operations	$19.5
Cash used for maintenance capital expenditures	(6.0)

Free Cash Flow for 2008	13.5
Cash and liquid investments at beginning of year	3.4
Cash flow from discontinued operations	0.2
Proceeds from sales of businesses	1.0
Cash used for growth capital expenditures – funeral homes	(3.5)
Cash used for growth capital expenditures – cemeteries	(3.4)
Financing activities, primarily share repurchases and debt reduction	(6.2)

Cash at December 31, 2008	$5.0

SHARE REPURCHASE PROGRAM
     During June 2008, the Board of Directors approved the repurchase of $5.0 million of the Company’s common stock. During October 2008 Carriage completed the $5.0 million repurchase program for which it acquired a total of 1,347,469 shares of common stock and an average cost per share of $3.71.
     During November 2008 the Board of Directors approved an additional $5.0 million share repurchase plan. Through January 2009, Carriage had repurchased a total of 522,190 shares of common stock at an average cost per share of $2.05 under the new plan.
BOARD OF DIRECTORS
     Joe R. Davis and Gary L. Forbes resigned their positions as Class I and Class II directors, respectively, effective February 25, 2009, in order to focus their time and energy on other matters during the current environment. The Board of Directors accepted the recommendation of the Corporate Governance Committee and appointed Richard W. Scott as a Class I director of the Company and L. William Heiligbrodt as a Class II director of the Company, effective as of February 25, 2009.

     Mr. Scott is a seasoned financial services executive with over thirty years of capital markets experience. He is currently Vice President and Chief Investment Officer of Loews Corporation and formerly Chief Investment Officer, Insurance Portfolio Management, with AIG Investments.
     Mr. Heiligbrodt is a private investor and managing partner in a family business, and also serves on the Board of Directors of BJ Services. He served in various management positions with Service Corporation International (“SCI”) beginning in February 1990, including President and Chief Operating Officer until February 1999. Prior to joining SCI, Mr. Heiligbrodt served as Vice Chairman and Chief Executive Officer of Wedge Group, Inc. for five years, which he joined in 1983 after a long career in banking with Texas Commerce Bank including as President and Chief Credit Officer.
     “I want to thank Joe Davis and Gary Forbes for their service on Carriage’s Board of Directors and welcome Richard Scott and Bill Heiligbrodt, who bring substantial deathcare operational and financial experience and expertise to our board as we expect to be faced with substantial opportunity over the next five years,” added Payne.

2009 OUTLOOK
     The Four Quarter Outlook ranges for the period ending December 31, 2009 are intended to approximate what the Company believes will be the sustainable earning power of its portfolio of deathcare assets over the next four quarters as our three models are effectively executed. Performance drivers include funeral contract volumes, cremation mix, preneed sales, preneed maturities and deliveries, average revenue per service and sale, Field EBITDA Margins and overhead items. The Company has assumed no additional acquisitions. Other variables include the effective tax rate, which is currently estimated to be in the range of 39% to 42% and the estimated number of diluted shares outstanding which is currently estimated to be in the range of 16.5 to 17 million and is subject to changes in the share price and activity in the share repurchase plan.
ROLLING FOUR QUARTER OUTLOOK – Period Ending December 31, 2009
(amounts in millions, except per share amounts)

Range
Revenues	$175.0 - $180.0
Field EBITDA	$59.5 - $63.0
Field EBITDA Margin	34.0% - 35.0%
Total Overhead	$22.0 - $23.0

Consolidated EBITDA	$37.0 - $41.0
Consolidated EBITDA Margin	21.1% - 22.8%

Interest	$18.1
Depreciation & Amortization	$11.0
Cash Taxes	$1.0
Net Income	$6.4 – $7.1
Diluted Earnings Per Share	$0.36 - $0.40
Free Cash Flow	$13.0 - $15.0
Consolidated EBITDA in 2009 is expected to increase from 2008 for the following reasons:
•	Increase in Funeral Field EBITDA with better execution of the Standards Operating Model

•	Increase in Same Store Cemetery EBITDA with higher preneed sales and less bad debt expense.

•	Higher cemetery financial revenue

•	Tighter Management of overhead expenses

•	Lower special charges due primarily to elimination of most litigation.

Long Term Outlook – Through 2013 (Base Year 2008)
          Revenue growth of 6-8% annually, including acquisitions
          Consolidated EBITDA growth of 9-11% annually, including acquisitions
          Consolidated EBITDA Margin range of 23-26%
          Growth internally funded without new debt or equity
CONFERENCE CALL
     Carriage Services has scheduled a conference call for tomorrow, Friday, February 27, 2009 at 10:30 a.m. eastern time. To participate in the call, dial 303-262-2130 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A telephonic replay of the conference call will be available through March 6, 2009 and may be accessed by dialing 303-590-3000 and using pass code 11126225#. An audio archive will also be available on the company’s website at www.carriageservices.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at 713-529-6600 or email
kcroan@drg-e.com.
     Carriage Services is a leading provider of death care services and products. Carriage operates 136 funeral homes in 25 states and 32 cemeteries in 11 states.
USE OF NON-GAAP FINANCIAL MEASURES
     This press release uses the following Non-GAAP financial measures “free cash flow and EBITDA”.  Both free cash flow and EBITDA are used by investors to value common stock. The Company considers free cash flow to be an important indicator of its ability to generate cash for acquisitions and other strategic investments.  The Company has included EBITDA in this press release because it is widely used by investors to compare the Company’s financial performance with the performance of other deathcare companies.  The Company also uses Field EBITDA and Field EBITDA Margin to monitor and compare the financial performance of the individual funeral and cemetery field businesses.  EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the funds actually available for capital expenditures.  In addition, the Company’s presentation of EBITDA may not be comparable to similarly titled measures other companies report.  Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP.

     The Company categorizes its general and administrative expenses into three categories of overhead: (1) variable overhead, (2) regional fixed overhead and (3) corporate fixed overhead. Variable overhead consists of cost and expense such as incentive compensation which will vary with profitability or legal expense unrelated to our day to day operations. Regional fixed overhead and corporate fixed overhead represent the cost and expenses of our regional operations leaders and the home office and will not vary as a result of profitability. Special charges are considered by management to be unusual in nature, unique and not expected to occur in the normal course of business.
FORWARD-LOOKING STATEMENTS
     Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Forward-Looking Statements and Cautionary Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2007, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.
- Tables to Follow -

CARRIAGE SERVICES, INC.
Selected Financial Data
December 31, 2008
(unaudited)

Selected Balance Sheet Data:	12/31/2007	12/31/2008
Cash and short-term investments	$3,446	$5,007
Total Senior Debt (a)	138,913	137,732
Days sales in funeral accounts receivable	22.9	21.3
Senior Debt to total capitalization	40.9	41.1
Senior Debt to EBITDA from continuing operations (rolling twelve twelve months)	3.5	4.3

a) — Senior debt does not include the convertible junior subordinated debentures.
Reconciliation of Non-GAAP Financial Measures:
     This press release includes the use of certain financial measures that are not GAAP measures. The non-GAAP financial measures are presented for additional information and are reconciled to their most comparable GAAP measures below.
Reconciliation of Net Income from continuing operations to EBITDA from continuing operations for the rolling twelve months ended 12/31/2009 presented at the midpoint of the range identified in the release:

Twelve months
ended
12/31/2009 E
Net income from continuing operations	$6,800
Provision for income taxes	3,100

Pre-tax earnings from continuing operations	9,900
Net interest expense, including loan cost amortization	18,100
Depreciation & amortization	11,000

EBITDA from continuing operations	$39,000

Revenue from continuing operations	$177,500
Adjusted EBITDA margin from continuing operations	22.0%

Reconciliation of Non-GAAP Financial Measures, Continued:
Reconciliation of cash provided by operating activities from continuing operations to free cash flow (in 000’s):

	Three months	Three months
	Ended	Ended
	12/31/2007	12/31/2008
Cash provided by operating activities from continuing operations	$9,960	$7,441
Less maintenance capital expenditures from continuing operations	(1,930)	(1,794)

Free cash flow from continuing operations	$8,030	$5,647

	Twelve months	Twelve months
	Ended	Ended
	12/31/2007	12/31/2008
Cash provided by operating activities from continuing operations	$19,277	$19,497
Less maintenance capital expenditures from continuing operations	(7,833)	(5,984)

Free cash flow from continuing operations	$11,444	$13,513

Reconciliation of diluted earnings per share to adjusted diluted earnings per share for the fourth quarter of 2008 (in 000’s):

	As	Litigation	Tax Rate
	Reported	Charges	Change	Adjusted
Pre-tax income (loss) from continuing operations	$(2,182)	$3,541	$—	$1,359
Income tax (expense) benefit	531	(1,728)	532	(665)

Net income (loss)	$(1,651)	$1,813	$532	$694
Diluted earnings (loss) per share	$(0.09)	$0.10	$0.03	$0.04